Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

John Flanagan/Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Second Quarter 2008 Financial Results

Company Announces Share Buyback Program

Portland, Oregon – (Business Wire) – August 6, 2008 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal second quarter ended June 28, 2008.

Financial results for the second quarter 2008 compared to the second quarter 2007:

•	Revenues increased 11.2% to $99.7 million from $89.6 million

•	Comparable restaurant sales decreased 4.9%

•	Restaurant pre-opening costs increased to $0.7 million from $0.5 million

•	Operating income decreased to $3.0 million from $6.4 million, including $0.5 million in impairment/restructuring charge

•	Net income decreased to $2.4 million from $4.5 million

•	Diluted earnings per share decreased to $0.16 from $0.31, which includes approximately $0.02 diluted earnings per share for the impairment/restructuring charge

Revenues for the second quarter of 2008 increased 11.2% to $99.7 million from $89.6 million in the second quarter of 2007. The growth in revenues is primarily attributable to revenues generated by the opening of new restaurants in the last twelve months. Comparable sales decreased 4.9%, which reflects a decrease in guest traffic of 5.4%. The Company added one restaurant during the second quarter of 2008 in National Harbor, Maryland. The Company opened four restaurants through the first two quarters of 2008, of its eleven planned restaurants for fiscal 2008. In addition, the Company closed its Restaurant K location in downtown Washington D.C., which resulted in impairment/restructuring charge of $0.5 million. All of the leasehold improvements related to Restaurant K were fully impaired as of the end of fiscal year 2007.

Douglas Schmick, Chairman and Chief Executive Officer, said “Our second quarter comparable sales decrease of 4.9% was in line with our expectations, and improved over the first quarter decrease of 5.8%. Although the U.S. consumer continues to be impacted by high gas prices and general economic conditions, we are continuing to reach out to the strongest and most loyal segments of our customer base with targeted messaging. We are executing on our initiatives, including our recently implemented Featured Wild Seafood program, National Sales program and Infused Cocktail program and are disciplined in controlling costs.”

On July 30, 2008, the Company’s Board of Directors authorized the repurchase of up to $20 million of the Company’s common stock.

Mr. Schmick continued, “We have a great deal of confidence in the long-term prospects of our brand and believe that the share buyback program authorization demonstrates our commitment to creating long-term value for all of our shareholders.”

Financial Guidance

The Company intends to open four new restaurants in the third quarter of 2008, and a total of eleven new restaurants in fiscal year 2008, of which six have already opened, and six in fiscal year 2009. The Company also maintains its previous financial guidance for fiscal year 2008 revenues of between $410.0 million and $420.0 million and comparable restaurant sales decrease between 2% and 4%. Diluted earnings per share are expected to be between $0.64 and $0.74.

Conference Call

The Company will host a conference call to discuss second quarter 2008 financial results today at 5:00 PM ET. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 256-9132, or for international callers (913) 981-4905. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the conference ID is 5634476. The replay will be available until Wednesday, August 20, 2008.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 87 restaurants, including 81 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 36 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Forward-Looking Statements

The financial guidance we provide for our fiscal 2008 and the number of restaurants we intend to open in our third quarter and fiscal 2008 and 2009 are forward looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis — Unaudited

(in thousands, except per share data)

	Thirteen week period ended
	June 30, 2007		June 28, 2008
	(in thousands)
Revenues	$89,646	100.0%	$99,699	100.0%

Restaurant operating costs
Food and beverage	25,825	28.8%	30,038	30.1%
Labor	27,604	30.8%	32,095	32.2%
Operating	13,587	15.2%	15,384	15.4%
Occupancy	7,815	8.7%	9,297	9.3%

Total restaurant operating costs	74,831	83.5%	86,814	87.1%
General and administrative expenses	5,060	5.6%	5,138	5.2%
Restaurant pre-opening costs	479	0.5%	692	0.7%
Depreciation and amortization	2,831	3.2%	3,652	3.7%
Impairment/restructuring charge	—	—	452	0.5%

Total costs and expenses	83,201	92.8%	96,748	97.0%

Operating income	6,445	7.2%	2,951	3.0%
Interest expense (income), net	(104)	(0.1)%	87	0.1%
Other income, net	—	—	(184)	(0.2)%

Income before income taxes	6,549	7.3%	3,048	3.1%
Income tax expense	2,030	2.3%	691	0.7%

Net income	$4,519	5.0%	$2,357	2.4%

Net income per share
Basic	$0.31		$0.16
Diluted	$0.31		$0.16
Shares used in computing net income per share
Basic	14,549		14,699
Diluted	14,783		14,699

	Twenty-six week period ended
	June 30, 2007		June 28, 2008
	(in thousands)
Revenues	$171,074	100.0%	$192,039	100.0%

Restaurant operating costs
Food and beverage	49,372	28.9%	58,109	30.3%
Labor	53,368	31.2%	62,492	32.5%
Operating	25,740	15.0%	29,885	15.6%
Occupancy	15,301	8.9%	18,095	9.4%

Total restaurant operating costs	143,781	84.0%	168,581	87.8%
General and administrative expenses	9,762	5.7%	10,709	5.6%
Restaurant pre-opening costs	927	0.6%	1,876	1.0%
Depreciation and amortization	5,632	3.3%	7,047	3.7%
Impairment/restructuring charge	—	—	452	0.2%

Total costs and expenses	160,102	93.6%	188,665	98.2%

Operating income	10,972	6.4%	3,374	1.8%
Interest expense (income), net	(280)	(0.2)%	416	0.2%
Other income, net	—	—	(258)	(0.1)%

Income before income taxes	11,252	6.6%	3,216	1.7%
Income tax expense	3,488	2.1%	741	0.4%

Net income	$7,764	4.5%	$2,475	1.3%

Net income per share
Basic	$0.54		$0.17
Diluted	$0.53		$0.17
Shares used in computing net income per share
Basic	14,475		14,692
Diluted	14,744		14,692